Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS SECOND QUARTER RESULTS
El Segundo, CA - August 5, 2021 - Stamps.com® (Nasdaq: STMP), a leading provider of e-commerce shipping solutions, today announced results for the quarter ended June 30, 2021.
Second Quarter 2021 Highlights
•Total revenue was $191.1 million, down 8% compared to $206.7 million in the second quarter of 2020.
•GAAP net loss was $25.8 million, down 150% compared to GAAP net income of $51.7 million in the second quarter of 2020.
•GAAP net loss per share was $1.41, down 151% compared to GAAP net income per fully diluted share of $2.73 in the second quarter of 2020.
•Non-GAAP adjusted EBITDA was $54.8 million, down 32% compared to $81.0 million in the second quarter of 2020.
•Non-GAAP adjusted income per fully diluted share was $1.95, down 37% compared to $3.11 in the second quarter of 2020.

Second Quarter 2021 Detailed Results
Second quarter 2021 total revenue was $191.1 million, down 8% compared to the second quarter of 2020. Second quarter 2021 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage) was $191.1 million, down 3% compared to the second quarter of 2020. Second quarter 2021 Customized Postage revenue was $0, down 100% compared to the second quarter of 2020, as the USPS terminated its customized postage program effective June 16, 2020.
Second quarter 2021 GAAP loss from operations was $34.0 million, GAAP net loss was $25.8 million, and GAAP net loss per share (basic and diluted, because of the GAAP net loss position) was $1.41 based on 18.3 million shares outstanding. This compares to second quarter 2020 GAAP income from operations of $61.2 million, GAAP net income of $51.7 million, and GAAP net income per share of $2.73 based on 18.9 million fully diluted shares (because of the GAAP net income position) outstanding. Second quarter 2021 GAAP income from operations, GAAP net income, and GAAP income per share decreased by 156%, 150%, and 151% year-over-year, respectively.
Second quarter 2021 GAAP loss from operations included $11.5 million of non-cash stock-based compensation expense, $5.5 million of non-cash amortization of acquired intangibles, $0.8 million of non-recurring corporate development expenses, and an aggregate of $70.1 million of net expense from legal settlements and related expenses related to the securities class action and stockholder derivative cases filed against us in 2019. Second quarter 2021 GAAP net loss included $95 thousand of non-cash amortization of debt issuance costs. Second quarter 2021 GAAP income tax benefit was $8.2 million and non-GAAP income tax expense was $16.2 million, resulting in a $24.4 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 30.0% for the second quarter. See the section later in this release entitled, “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, non-recurring corporate development expense, and litigation settlement and related expenses, second quarter 2021 non-GAAP income from operations was $53.9 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2021 non-GAAP adjusted income was $37.8 million or $1.95 per share based on 19.5 million fully diluted shares outstanding.
Due to the second quarter 2021 GAAP net loss, GAAP net loss per share was calculated using basic shares outstanding in accordance with ASC 260 which excludes the impact of common stock equivalents that would have an anti-dilutive effect on GAAP net loss per share. Due to the second quarter 2021 Non-GAAP net income, Non-GAAP net income per share was calculated using fully diluted shares outstanding, which includes the impact of common stock equivalents.
Second quarter 2020 GAAP income from operations included $13.2 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. Second quarter 2020 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Second quarter 2020 GAAP income tax expense was $9.0 million and non-GAAP income tax expense was $20.7 million, resulting in an $11.7 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 26% for the second quarter. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, second quarter 2020 non-GAAP income from operations was $79.9 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2020 non-GAAP adjusted income was $58.8 million or $3.11 per share based on 18.9 million fully diluted shares outstanding.
Therefore, second quarter 2021 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share decreased by 33%, 36%, and 37% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2021)

					Non-Recurring
Second Quarter Fiscal 2021			Stock-Based	Intangible	Corporate	Litigation	Debt
All amounts in millions except	GAAP		Compensation	Amortization	Development	Settlements and	Amortization	Income Tax	Non-GAAP
per share data:	Amounts		Expense	Expense	Expenses	Related Expenses	Expense	Adjustments	Amounts

Cost of Revenues	$42.66		$0.92	$—	$—	$—	$—	$—	$41.74
Research & Development	32.11		2.81	—	—	—	—	—	29.30
Sales & Marketing	46.09		2.24	—	—	—	—	—	43.86
General & Administrative	104.20		5.52	5.54	0.79	70.10	—	—	22.26
Total Expenses	225.07		11.48	5.54	0.79	70.10	—	—	137.15

Income (Loss) from Operations	(33.99)		(11.48)	(5.54)	(0.79)	(70.10)	—	—	53.92

Interest and Other Income (Loss)	0.05		—	—	—	—	(0.10)	—	0.14

Benefit (Expense) for Income Taxes	8.19		—	—	—	—	—	24.41	(16.22)

Adjusted Income (Loss)	(25.75)		(11.48)	(5.54)	(0.79)	(70.10)	(0.10)	24.41	37.84

On a diluted per share basis	$(1.41)		$(0.63)	$(0.30)	$(0.04)	$(3.83)	$(0.01)	$1.33	$1.95

Shares used in per share calculation	18.30	*	18.30	18.30	18.30	18.30	18.30	18.30	19.45

* Common equivalent shares are excluded from the diluted loss per share as their effect is antidilutive.

Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2020)

Second Quarter Fiscal 2020		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$47.76	$0.93	$—	$—	$—	$46.84
Research & Development	22.88	2.95	—	—	—	19.94
Sales & Marketing	41.88	2.36	—	—	—	39.52
General & Administrative	33.02	6.99	5.51	—	—	20.52
Total Expenses	145.54	13.22	5.51	—	—	126.82

Income (Loss) from Operations	61.19	(13.22)	(5.51)	—	—	79.91

Interest and Other Income (Loss)	(0.48)	—	—	(0.09)	—	(0.39)

Benefit (Expense) for Income Taxes	(8.98)	—	—	—	11.70	(20.68)

Adjusted Income (Loss)	51.73	(13.22)	(5.51)	(0.09)	11.70	58.85

On a diluted per share basis	$2.73	$(0.70)	$(0.29)	$(0.00)	$0.62	$3.11

Shares used in per share calculation	18.93	18.93	18.93	18.93	18.93	18.93

Second Quarter GAAP Net Income (Loss) and Non-GAAP Adjusted EBITDA
Second quarter 2021 GAAP net loss was $25.8 million, down 150% compared to $51.7 million in the second quarter of 2020.

Second quarter 2021 non-GAAP adjusted EBITDA was $54.8 million, down 32% compared to $81.0 million in the second quarter of 2020.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

Second Quarter
	Three Months ended
All amounts in millions	June 30,
	2021	2020

GAAP Net Income (Loss)	$(25.75)	$51.73

Depreciation and Amortization Expense	$6.44	$6.55
Interest & Other Expense (Income), net	$(0.05)	$0.48
Income Tax Expense (Benefit), net	$(8.19)	$8.98

Stock-based Compensation Expense	$11.48	$13.22
Litigation Settlements and Related Expenses	$70.10	$—
Non-Recurring Corporate Development Expenses	$0.79	$—

Adjusted EBITDA	$54.83	$80.96

Taxes
For the second quarter of 2021, the Company reported a GAAP income tax benefit of $8.2 million representing an effective tax rate of 24.1%. For the second quarter of 2020, the Company reported a GAAP income tax expense of $9.0 million representing an effective tax rate of 14.8%. The second quarter 2021 effective tax rate of 24.1% should not be assumed to apply for 2021 as a whole.
Share Repurchase
During the second quarter of 2021, the Company repurchased approximately 217 thousand shares at a total cost of approximately $42.0 million.
The Company’s Board-approved share repurchase program, which authorized the Company to repurchase up to $120 million through the program’s expiration in August 2021, was terminated by the Board effective August 6, 2021.
Transaction with Thoma Bravo

On July 9, 2021, the Company announced the execution of an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Stream Parent, LLC, a Delaware limited liability company (“Parent”), and Stream Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, in an all-cash transaction valued at approximately $6.6 billion, with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (the "Transaction" or the "Merger"). Parent and Merger Sub are affiliates of Thoma Bravo Fund XIV, L.P. (the “Thoma Bravo Fund”) managed by Thoma Bravo, L.P. If the Transaction is completed, the Company’s stockholders will be entitled to receive $330.00 per share in cash. The transaction is expected to close in the third or fourth quarter of 2021, subject to approval by the Company’s stockholders and regulatory authorities and the satisfaction of customary closing conditions.

Company Metrics and Conference Call
2021 Company metrics, updated to include the second quarter, are available at https://investor.stamps.com (in the subsection “Investor Metrics” under the dropdown menu “Financial Info”). These metrics are not incorporated into this press release.
Due to the pending transaction with Thoma Bravo, Stamps.com will not host an earnings conference call nor provide a business outlook in conjunction with its second quarter 2021 earnings release.
About Our Subsidiaries, Products and Brands
Stamps.com (Nasdaq: STMP) is a leading provider of e-commerce shipping solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShippingEasy, ShipWorks, ShipEngine and Metapack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.
Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.
ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 350 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.
ShippingEasy provides a single platform for e-commerce merchants to automate order imports and shipping, manage inventory, and increase sales through customer email marketing and online reviews. Powerful integrations with leading online channels such as Amazon, eBay, Etsy, Walmart, Shopify, Magento, WooCommerce and many others allow merchants to manage orders from everywhere they sell all in one place. The inclusion of email marketing and inventory management solutions plus award-winning support from real humans via phone, email, and chat lets online merchants streamline their businesses and increase orders through a single integrated platform that provides more than best-in-class shipping solutions.
ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.
ShipEngine offers a multi-carrier shipping platform for e-commerce stores, logistics and warehouse providers, systems integrators, e-commerce application integrators, and new application developers. ShipEngine APIs enable developers to build custom workflows within their own platforms and streamline the e-commerce fulfillment process with real-time label generation, rate quoting, parcel tracking, and address validation. ShipEngine supports more than 30 different carriers and includes integrations with leading e-commerce service providers, shopping carts, and marketplaces.

Metapack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. Metapack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 300 carriers around the world.
About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.

Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares.

Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. Among other things, the projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.

Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.

Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.

The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing
The Company’s Board-approved share repurchase program was terminated by the Board effective August 6, 2021. Any share repurchases thereafter would require new Board authorization and consent from Thoma Bravo under the Merger Agreement. If the Board authorized a new repurchase plan and Thoma Bravo consented, then we would consider repurchasing stock in light of factors such as market conditions and the Company’s compliance with the covenants in its Amended and Restated Credit Agreement.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the Company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions, and include statements that refer to future responses to and effects of the COVID-19 pandemic. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) the significant and unprecedented uncertainty regarding the business and economic impact of the ongoing COVID-19 pandemic (as well as the impact of efforts of governments, businesses and individuals to mitigate the effects of such pandemic) on the Company, its customers, its carrier and integration partners and the global economy, which makes it particularly difficult to predict the nature and extent of impacts on demand for our products and services, making our business outlook subject to considerable uncertainty, (ii) the Company’s ability to monetize its customers’ transactions with carriers, including uncertainties regarding the duration, renegotiation and ultimate impact of existing and potential future arrangements with carriers and partners and our success in implementing our strategy over the long term, (iii) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (iv) the Company’s ability to diversify its relationships with carriers, (v) the impact of foreign exchange fluctuations and geopolitical risks, and (vi) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q (particularly the “Risk Factors” sections of those reports), and Current Reports on Form 8-K. Important risk factors that may cause such a difference also include, but are not limited to, risks related to the ability of the Company to consummate the proposed transaction with Thoma Bravo on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction; the Company’s ability to secure regulatory approvals on the terms expected in a timely manner or at all; the risk of disruption from the transaction making it more difficult to maintain business and operational relationships; the risk of negative side effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock or on the Company’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; competitive factors, including competitive responses to the transaction and changes in the competitive environment, pricing changes and increased competition; customer demand for the Company’s products; the Company’s ability to develop and deliver innovative applications and features; the Company’s ability to provide high-quality service and support offerings; the Company’s ability to build and expand its sales efforts; regulatory requirements or developments; changes in capital resource requirements; and other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the Company’s ability to control or predict. Copies of these filings may be obtained by visiting our investors relations website at www.stamps.com or the SEC’s website at www.sec.gov. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Trademarks
Stamps.com, the Stamps.com logo, Endicia, Metapack, PhotoStamps, ShipEngine, ShippingEasy, ShipStation and ShipWorks are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended June 30,			Six Months ended June 30,
	2021		2020	2021	2020
Revenues:
Service	$181,817		$186,990	$360,837	$326,126
Product	4,781		6,827	10,294	12,783
Insurance	4,476		4,096	9,033	7,276
Customized postage*	—		8,817	—	11,891
Total revenues	191,074		206,730	380,164	358,076
Cost of revenues:
Service	41,187		37,465	82,562	73,992
Product	1,472		2,411	3,320	4,149
Customized postage*	—		7,885	—	10,000
Total cost of revenues	42,659		47,761	85,882	88,141
Gross profit	148,415		158,969	294,282	269,935
Operating expenses:
Sales and marketing	46,094		41,884	89,960	78,888
Research and development	32,112		22,884	60,622	44,207
General and administrative	34,202		33,015	63,372	61,483
Legal settlements, net	70,000		—	70,000	—
Total operating expenses	182,408		97,783	283,954	184,578
Income (loss) from operations	(33,993)		61,186	10,328	85,357

Foreign currency exchange gain (loss), net	122		(33)	33	(171)
Interest expense	(95)		(456)	(190)	(923)
Interest income and other income (loss), net	21		6	49	32
Income (loss) before income taxes	(33,945)		60,703	10,220	84,295
Income tax (benefit) expense	(8,192)		8,977	1,729	16,075
Net income (loss)	$(25,753)		$51,726	$8,491	$68,220
Net income (loss) per share:
Basic	$(1.41)		$3.00	$0.46	$3.98
Diluted	$(1.41)		$2.73	$0.43	$3.68
Weighted average shares outstanding:
Basic	18,298		17,231	18,330	17,148
Diluted	18,298	**	18,927	19,549	18,558

*The customized postage program was eliminated by the United States Postal Service effective June 16, 2020. As a result, the Company does not expect material customized postage revenue or cost of revenue after June 2020.
**Common equivalent shares are excluded from the diluted loss per share as their effect is antidilutive.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
Cash and cash equivalents	$551,961	$443,552
Accounts receivable, net	55,474	63,308
Current income taxes	17,483	8,035
Prepaid expenses and other current assets	122,382	103,799
Property and equipment, net	40,292	32,887
Goodwill and intangible assets, net	505,440	514,007
Deferred income taxes, net	26,374	26,378
Other assets	75,281	105,333
Total assets	$1,394,687	$1,297,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and other liabilities	$419,045	$307,823
Deferred income taxes, net	7,607	7,524
Deferred revenue	8,718	7,833
Total liabilities	435,370	323,180

Stockholders' equity:
Common stock	58	57
Additional paid-in capital	1,319,678	1,276,484
Treasury stock	(717,245)	(648,132)
Retained earnings	338,097	329,606
Accumulated other comprehensive income (loss)	18,729	16,104
Total stockholders' equity	959,317	974,119
Total liabilities and stockholders' equity	$1,394,687	$1,297,299